Contact: Gulf Resources, Inc. Helen Xu, Board Secretary Email: beishengrong@vip.163.com Website: https://www.gulfresourcesinc.cn	CCG Investor Relations Inc. Crocker Coulson, President Phone: +1-646-213-1915 Email: crocker.coulson@ccgir.com Website: http://www.ccgirasia.com

Gulf Resources Provides Final Response to Allegation

SHANDONG, China, May 11, 2011 -- Gulf Resources, Inc. (Nasdaq:GFRE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the Company provided final supporting documents in addition to the disclosure provided on April 28 and May 2, 2011, disputing certain allegations related to the reliability of its filings with the SEC alleged by Glaucus Research Group and distributed on Seeking Alpha on April 26, 2011 (the “Glaucus Report”).

The Company further disputes or clarifies the following allegations raised in the report:

1.
According to the report, Gulf Resources engaged in inappropriate self-dealing by overpaying for a business owned by its chairman and his family. The report also claims that according to the SAIC filings, SYCI was significantly less valuable at the time of the acquisition, compared to what the Company states in its SEC filings.

On February 5, 2007, SCHC acquired SYCI. Under the terms of the merger agreement, in exchange for transferring all of the equity interest of SYCI to SCHC, the stockholders of SYCI received consideration of 8,094,059 (restated for the 2-for-1 stock split in 2007 and the 1-for-4 stock split in 2009) shares of voting common stock of Gulf Resources, Inc. and $2.55 million in cash. The management is providing a link of the Form 8-K filing at the time of the acquisition which includes pro forma financial results combining the historical information of the Company and SYCI.

(http://www.sec.gov/Archives/edgar/data/885462/000119380507000279/0001193805-07-000279-index.htm).

The pro forma financial statements and the 2006 SAIC filing for SYCI which was previously filed as an Exhibit to a Form 8-K filed by the Company on May 2, 2011 confirm that the two filings are consistent and that the Glaucus Report grossly misstated the figures in SYCI’s 2006 SAIC filing.

For example, the Glaucus Report alleges that SYCI’s revenues as reported on its 2006 SAIC filing was RMB5,314,110, or approximately $770,160 and that SYCI had a net loss of RMB2,482,408, or approximately $359,769. The actual SAIC filing shows that SYCI had revenue of RMB110,783,000, or approximately $16.3 million and net income of RMB21,329,000, or approximately $3.1 million.  Similarly, the Glaucus Report alleges that SYCI’s total assets as reported on its SAIC filing was RMB19,708,659, or approximately $2.9 million.  The actual SAIC filing shows that SAIC had assets of RMB39,424,000, or approximately $5.8 million.  This proves that the figures which the Glaucus Report alleged to be from SYCI’s 2006 SAIC filing were false, as was the allegation that SYCI “was losing over $350,000 per year.”

Management confirms that it believes that the Company paid a fair price to acquire SYCI based on the SAIC filings and pro forma financial statements filed with the SEC relating to SYCI.

2.
According to the Glaucus Report, Gulf Resources commissioned two contractors to perform two capital expenditure projects: a sewage treatment project in 2009 and a production line for wastewater treatment chemicals, which was completed in June 2010 and started trial production later that year. The report claims that neither of the contractors involved in the projects, Xuzhou Bishui Environmental Science Technology Co., Ltd. (“XBE Tech”) and Shouguang City Shengkun Construction Co., Ltd. (“SCS Construction”), are a working business. The report further claims that management may have used these capital expenditure projects as a vehicle to transfer money out of the Company.

In addition to SCS Construction’s business license provided on May 2, 2011, Gulf Resources’ management is providing copies of the following documents relating to XBE Tech’s business license as an exhibit to a Current Report on Form 8-K which it is filing today:

1. XBE Tech’s SAIC Filing
2. XBE Tech’s Business License

These documents verify the existence and operation of XBE Tech.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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